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                                                                    Exhibit 10.6


                             IMAGEWARE SYSTEMS, INC.
                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective and contingent upon the occurrence of the Closing (as defined in the Asset Purchase Agreement which is defined below) of I.W. Systems Canada Company's purchase of G & A Imaging Ltd.'s assets by and between ImageWare Systems, Inc. (herein the "Company") and Ian Fraser (herein "Fraser"). I.W. Systems Canada Company (the "Purchaser"), a wholly owned subsidiary of the Company has signed an agreement to purchase substantially all of the assets of G & A Imaging Ltd. ("G&A") pursuant to an agreement dated March 8, 2001, by and between the Company, the Purchaser, G&A and R&G Imaging Ltd. (the "Asset Purchase Agreement"). In the event that the Asset Purchase Agreement is terminated and the Closing does not occur, this Agreement shall not become effective and shall be null and void.

         It is hereby agreed as follows:

         1. PREVIOUS EMPLOYMENT AGREEMENT. Fraser was formerly an Executive Vice President of G&A, pursuant to an Employment Agreement dated as of October 5, 1999 (the "Former Agreement"), which Former Agreement entitled Fraser to certain termination of employment payments under section 10 thereof. In consideration of this Agreement, Fraser hereby waives all rights to notice of termination and all rights to termination payments of any kind whatsoever, whether at law, statutory or otherwise, upon termination of his employment with G&A, including without limitation all payments at law, statutory or otherwise, and including without limitation all amounts under the Former Agreement.

         2. EMPLOYMENT AND TERM. The Company hereby employs Fraser as President of the ImageWare ID Group, and Fraser agrees to his employment by the Company as President of the ImageWare ID Group, the term of which employment shall be a period of three years commencing as of the Closing and ending on the third anniversary of this Agreement.

         3. DUTIES. During the term of this Agreement, Fraser shall devote substantially all of his working time, energies and skills to the management of the Company's business. Fraser shall render services consistent with those of President of a division of a corporation and shall perform all duties incident to such office and all such further similar duties that may from time to time be assigned to him by the Board of Directors of the Company.

         4. COMPENSATION. Fraser's compensation under this Agreement shall be as follows:

                  (a) BASE SALARY. Effective March 31, 2001 The Company shall pay to Fraser, a base salary (the "Base Salary") of $C200,000 per year. In addition,


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         each year during the term of this Agreement, Fraser shall be reviewed for purposes of determining the appropriateness of increasing his salary hereunder, provided that in any event, Fraser shall receive a cost-of-living increase equal to the percentage by which the Consumer Price Index applicable to the Ottawa, Canada, area increased during the prior fiscal year. Such Base Salary shall be payable in semi-monthly installments in accordance with the regular employee payment practice of the Company. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

                  (b) BONUS. Within sixty (60) days, Fraser and the Company will create a mutually acceptable bonus plan that will allow Fraser to receive a bonus equal to 100% of his salary upon the attainment of agreed to objectives. It is anticipated that a bonus equal to 60% of salary will be attainable upon the completion of a mutually agreed plan regarding the combination of the ImageWare ID businesses.

         5. EXPENSES AND BENEFITS. Fraser is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, travel and similar matters. The Company will reimburse Fraser for such expenses upon presentation by Fraser of such accounts and records as the Company shall from time to time reasonably require. The Company also agrees to provide Fraser with the following benefits:

                  (a) INSURANCE. Major medical health insurance and disability insurance which shall provide not less than two-thirds of Fraser's then current Base Salary in disability payments commencing three months after permanent or partial disability occurs and life group or term life insurance in an amount equal to two times Fraser's Base Salary.

                  (b) EMPLOYEE BENEFIT PLANS. Participation in any other employee benefit plans now existing or hereafter adopted by the Company for its employees.

                  (c) VACATIONS. Fraser shall be entitled to a paid vacation for a period in each calendar year of not less than four weeks, to be taken at such times as mutually agreed with the Company.

         6. TERMINATION. Except as otherwise provided herein, this Agreement shall terminate upon the first to occur of the expiration of the term provided for in Section 2 or the death of Fraser. However, nothing contained in this Section 6 shall be construed to abrogate the obligations of the Company to Fraser, or his personal representative, or his heirs, as the case may be, in respect of all rights which shall accrue prior or subsequent to termination.

         7. DISABILITY. In the event that Fraser becomes permanently disabled during the term of this Agreement, then Fraser shall continue in the employ of the Company, but his compensation hereunder shall be limited to the amount of his Base Salary then in effect, as set forth in Section 4(a) hereof, which compensation shall be reduced by


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any amounts which Fraser receives from worker's compensation, social security, state disability programs or the disability insurance provided by the Company to Fraser. In such event, Fraser's employment hereunder shall continue after his permanent disability and until the first to occur of (a) the expiration of the term specified in Section 2, or (b) the death of Fraser; and during such period of time Fraser shall not be entitled to payment of expenses or benefits specified in Section 5 hereof, except that the Company shall continue to provide Fraser with the insurance benefits specified in Section 5(a) hereof.

                  (a) DEFINITION OF DISABILITY. As used in this Section 7, "permanent disability" shall mean three (3) months of substantially continuous disability. Disability shall be deemed "substantially continuous" if, as a practical matter, Fraser by reason of his mental or physical health, is unable to sustain reasonably long periods of substantial performance of his duties. Frequent long illnesses, though different from the preceding illness and though separated by relatively short periods of performance, may be deemed to be "substantially continuous." Disability shall be determined in good faith by a vote of not less than 75% of the Board of Directors of the Company, excluding Fraser if he is a director, whose decision shall be final and binding upon Fraser. Fraser hereby consents to medical examinations by such physicians and medical consultants as the Company shall from time to time require.

         8. TERMINATION BY COMPANY FOR CAUSE. The Company shall have the right to terminate Fraser's employment as President of the ImageWare ID Group for "Cause," in which event no compensation shall be paid or other benefits furnished to Fraser after termination for Cause. Termination for Cause shall be effective immediately upon notice being sent to Fraser.

                  (a) DEFINITION OF CAUSE. For purposes of this Agreement, the term "Cause" shall mean (1) any material act of dishonesty by Fraser against the Company; or (2) willful misconduct or gross negligence by Fraser in carrying out his duties as President of the ImageWare ID Group of the Company; or (3) material breach of this Agreement by Fraser; or (4) misconduct by Fraser, such as intoxication or other misconduct which has a substantial adverse effect on the business of the Company, or (5) other circumstances indicative of Fraser's failure materially to comply with the terms of his employment and which have had or may have a substantial adverse effect on the business of the Company.

         9. TERMINATION BY COMPANY OTHER THAN FOR CAUSE. Notwithstanding the term of employment set forth in Section 1, or any other clause in this Agreement, Fraser's employment with the Company shall be at will, and the Company shall have the right to terminate Fraser's employment prior to its normal expiration under this Agreement, without cause, in which event the Company shall pay Fraser in one lump sum, an amount equal to the full amount of his Base Salary for a period of one year from the date of his termination of employment. Such payment shall be in full satisfaction of all notice and severance payment at law, statutory or otherwise.


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         10.      RESIGNATION BY FRASER FOR CAUSE - CHANGE IN CONTROL OR
DIMINUTION IN DUTIES. In the event that there is a change in Control of the Company or in the event that the Board of Directors materially reduces the scope and/or authority of Fraser's duties as President of the ImageWare ID Group, then Fraser may terminate his employment by giving the Company 30 days advance written notice. In such event, Fraser shall be entitled to payment of his entire unpaid Base Salary for a period of one year from the date of his termination of employment.

                  (a) DEFINITION OF CHANGE OF CONTROL. As used in this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events during the term hereof:

                           (i)      Any "person" (such as that term is used in
Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                           (ii)     Any merger or consolidation of the Company
with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the total voting power represented by the Company's then outstanding voting securities (either by remaining outstanding or by being converted into voting securities of the Company or such other surviving entity outstanding immediately after such merger or consolidation); or

                           (iii)    a majority of the directors of the Company
which were not nominated by the Company's management (or were nominated by management pursuant to an agreement with persons that acquired sufficient voting securities of the Company to de facto control it) are elected to the Board of Directors by the Company's shareholders; or

                           (iv)     the shareholders of the Company approve a
plan of complete liquidation of the Company or an agreement for the sale or disposition by the company of all or substantially all of the Company's assets.

         11. INDEMNIFICATION. The Company shall enter into an Officers and Directors Indemnification Agreement with Fraser that shall provide Fraser with the maximum amount of protection allowed under the laws of California to the extent that they are not inconsistent with the Company's Articles of Incorporation or Bylaws with respect to such subject matter.

         12. NO PROSELYTIZING OF EMPLOYEES. During the term of Fraser's employment and for a period of 24 months following termination of his employment (for whatever reason), Fraser shall not, on his own behalf or on behalf of any other person or entity,


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directly or indirectly, solicit or encourage any person then an employee of the
Company to leave the employ of the Company for the purpose of forming or joining another business.

         13. NO SOLICITATION OF CUSTOMERS. During the term of Fraser's employment and for a period of 24 months following termination of his employment (for whatever reason), Fraser shall not, on his own behalf or on behalf of any other person or entity, directly or indirectly, solicit, entice away or divert any person or entity then a client of customer of the Company to become a client or customer of any other person or entity in a field related to the business of the Company.

         14.      GENERAL PROVISIONS.

                  (a) NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery or by fax, private courier, or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 14(a). Notices delivered personally shall be deemed communicated as of actual receipt; faxes, private courier deliveries or mailed notices shall be deemed communicated as of one day after faxing, delivery by a private courier or mailing.

                  If to Fraser:

                           Ian Fraser

                           ---------------------------

                           ---------------------------

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                  If to the Company:

                           ImageWare Systems, Inc.
                           10883 Thornmint Road
                           San Diego, CA  92127

                  (b) SEVERABILITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                  (c) LAW GOVERNING AGREEMENT; LANGUAGE. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec. The parties hereto confirm that it is their wish that this Agreement, as well as all other documents related hereto, including legal notices, have been and shall be drawn up in the English language only. LES PARTIES CONFIRMENT LEUR DESIR


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         QUE CET ACCORD AINSI QUE TOUS LES DOCUMENTS, Y COMPRIS TOUS LES AVIS
         QUI S'Y RATTACHENT, SOIENT REDIGES EN LANGUE ANGLAISE.

                  (d) ASSIGNMENT. This Agreement shall inure to the benefit of and bind the parties hereto and their legal representatives, successors and assigns; provided however, that this is a personal services contract which may not be assigned or delegated by Fraser, and any such attempted assignment or delegation by Fraser is null and void.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Closing of the Purchaser's purchase of G&A's assets.



/s/ Jim Miller                               /s/ Ian Fraser
-----------------------------------          -----------------------------------
Jim Miller                                   Ian Fraser
Chairman and CEO


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